EXHIBIT 99.1

PRESS RELEASE DATED AUGUST 6, 2007

Worldwide Strategies Incorporated Acquires Centric Rx

DENVER,  Colorado, August 6, -  Worldwide Strategies Incorporated (WWSG.OB - News) announced today that they have acquired Centric Rx, a Nevada Corporation based in Las Vegas, Nevada.  Centric Rx is a health and pharmaceutical services company which provides a fully integrated offering of discount pharmacy, health, and insurances services. They plan to have closed pharmacy services for individual medical maintenance support and homeopathic products of both private label and generic brands.  These products are offered to associations i.e. faith based, industrial, alumni, and athletic associations as well as individuals with special needs to provide health and medical services for those who do not have insurance or are underinsured.

Mr. James P.R. Samuels, CEO and President of Worldwide Strategies Inc., states, "Centric Rx provides a fully integrated health and pharmacy services platform and company that will be supported by our call center expertise.”

Mr. Jim Crelia, President of Centric Rx, states, “Our new association with Worldwide Strategies Inc. will provide for us the opportunity to significantly increase the memberships from the 24 million lives that we will be serving to a much greater number in a very short term.  Our focus is the uninsured and the underinsured individual.  Our goal is to make a difference in their lives on health and pharmacy services through discounts of 30% to 70%.  In many cases for the lives that we touch this is the difference between having access to affordable medicine or no medical care at all.”

Worldwide Strategies

Worldwide Strategies, Inc. is a publicly traded firm (symbol: WWSG.OB) with World Headquarters in Denver, Colorado, USA; offices in Egham, England and affiliated call centers located in the USA, Central America, and South America.  Worldwide Strategies Inc. provides call center software platforms and business supporting services through our wholly owned subsidiary Worldwide Business Solutions, Inc (WBSI), they also outsource selected client services to their domestic and multilingual international centers.

For more information, contact DSN Enterprises Inc- 8200 East Pacific Place, # 403, Denver, CO  80231, USA | Phone: 303-863-9663| or visit www.wideinc.com

Safe Harbor Statement

Certain information included in this release contains "forward-looking statements." The forward-looking statements may relate to financial results and plans for future business activities and are thus prospective. The forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements. You are cautioned that, while forward-looking statements reflect our good faith belief and best judgment based upon current information, they are not guarantees of future performance and are subject to known and unknown risks and uncertainties.

Source: Worldwide Strategies Inc